Exhibit 10.7

                                                                   For Execution

                        SECURITIES PURCHASE AGREEMENT /*/

         SECURITIES PURCHASE AGREEMENT dated as of September 30, 1998, between Elan International Services, Ltd., a Bermuda corporation ("EIS"), and Electropharmacology, Inc., a Delaware corporation (together with all subsidiaries thereof, the "Company").

                                R E C I T A L S:

                  A. The Company desires to issue and sell to EIS, and EIS desires to purchase from the Company, as provided herein (i) 7,500 shares of convertible preferred stock (the "Preferred Stock"), with the designations, rights and preferences as set forth in the certificate of designations (the "Certificate of Designations") in the form attached hereto as Exhibit A, and
(ii) a warrant to acquire up to 1,000,000 shares (subject to adjustment) of the Company's common stock, par value $ .01 per share (the "Common Stock"), at an exercise price of $2.50 per share, in the form attached hereto as Exhibit B (the "Warrant"), for aggregate consideration of $7,500,000 (the "Initial Funding").

                  B. During the 60 day period immediately following the Initial Closing Date (the "Placement Period"), the Company shall undertake to privately place up to $4,000,000 of Common Stock (the "Third Party Placement"), and, in addition, EIS shall purchase from the Company a certain number of shares of Common Stock (the "Subsequent Common Stock"; together with the Preferred Stock and the Warrant, the "Securities") for aggregate consideration of $2,000,000 (the "Subsequent Funding").

                  C. The Company and EIS are executing and delivering on the date hereof a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"; together with this Agreement, the Certificate of Designations, the Warrant, and each other document or instrument executed and delivered in connection with the transactions contemplated hereby, the "Transaction Documents") in respect of the shares of Common Stock, if any, issuable upon conversion of the Preferred Stock or upon exercise of the Warrant, and the Subsequent Common Stock, and any other Common Stock that may at any time be acquired or owned by EIS or any of its affiliates.

/*/ Confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 as amended.

                               A G R E E M E N T:

The parties agree as follows:

                  SECTION 1. Closings. (a) Initial Closing. The closing of the Initial Funding (the "Initial Closing") shall occur on the date hereof (the "Initial Closing Date"), at such place as the parties may agree.

                  (b) Subsequent Closing. The closing of the Subsequent Funding (the "Subsequent Closing Date") shall occur, if at all, on the 60th day following the Initial Closing Date, or if such date is not a business day, the following business date, or on such other date as the parties may agree; provided, that the Company shall have provided written notice of its intention to issue and sell the Subsequent Common Stock to EIS, which notice shall be delivered to EIS prior to the expiration of the Placement Period.

                  (c) Initial Issuance of Securities. At the Initial Closing, subject to the terms and conditions herein, the Company shall issue and sell to EIS, and EIS shall purchase from the Company, (i) the Preferred Stock and (ii) the Warrant, for an aggregate purchase price of $7,500,000.

                  (d) Initial Delivery. At the Initial Closing, EIS shall pay the purchase price for the Preferred Stock and the Warrant to an account designated by the Company, and the parties hereto shall execute and deliver to each other, as applicable, (i) certificates in respect of the shares of Preferred Stock, (ii) the Warrant, (iii) certificates as to the incumbency of the officers of the Company executing this Agreement and (iv) any other documents or instruments executed in connection herewith. In addition, at the Initial Closing, the Company shall cause to be delivered to EIS an opinion of counsel in connection with the issuance of the Preferred Stock and the Warrant in form attached hereto as Exhibit D.

                  (e) Subsequent Delivery. At the Subsequent Closing, if it shall occur, EIS shall pay the purchase price for the Subsequent Common Stock to an account designated by the Company, and the parties hereto shall execute and deliver to each other, as applicable, (i) certificates in respect of the number of shares of Subsequent Common Stock as determined in accordance with Section 2 hereof and (iii) any other documents or instruments to be executed in connection therewith. In addition, the Company shall cause to be delivered to EIS an opinion of counsel in connection with the issuance of the Subsequent Common Stock in a form reasonably acceptable to EIS.

                  (f) Exemption from Registration. The Securities will be issued under an exemption or exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"); accordingly, the certificates evidencing any shares of Common Stock issuable hereunder or upon the exercise or repayment of any of the Securities shall contain the following legend:

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         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR
         INVESTMENT AND HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. WITHOUT SUCH REGISTRATION, NO TRANSFER OF THESE SHARES OR ANY INTEREST THEREIN MAY BE MADE UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER DOES NOT REQUIRE SUCH REGISTRATION.

                  (g) Registration Rights Agreement. On the date hereof, each of the Company and EIS is executing and delivering the Registration Rights Agreement, covering the resale by EIS of the Common Stock issuable hereunder upon conversion of the Preferred Stock, exercise of the Warrant, issuance of the Subsequent Common Stock and the issuance of any Common Stock hereinafter acquired by EIS or any affiliate thereof.

                  SECTION 2. Subsequent Funding. (a) Subsequent Issuance of Securities. On the Subsequent Closing Date, if the Subsequent Funding shall occur, the Company shall issue and sell to EIS, and EIS shall purchase from the Company, $2,000,000 of the Subsequent Common Stock, in accordance with Section 2(b) below, subject to the conditions contained herein.

                  (b) Subsequent Common Stock. (i) On the Subsequent Closing Date, the Company shall issue and sell to EIS, and EIS shall purchase from the Company, a number of shares of Common Stock equal to the quotient obtained by dividing $2,000,000 by an amount equal to either (A) the price per share of Common Stock to investors in the Third Party Placement, or (B) in the event that the Third Party Placement shall not have been consummated on or before the last day of the Placement Period, the average closing price of the Common Stock as reported on its principal trading exchange for the 20 consecutive trading days ending on the day which is two trading days prior to the Subsequent Closing Date (the "Market Price").

                           (ii)  In the event that the Company shall consummate
a private placement of Common Stock (or securities exchangeable, exercisable or convertible into Common Stock) within six months after the Subsequent Closing Date, at a price per share below the price per share of Common Stock to EIS in respect of the Subsequent Funding, the Company shall issue a number of additional shares of Common Stock to EIS in an amount equal to the difference between (A) the number of shares of Common Stock purchased by EIS in the Subsequent Funding (as determined in accordance with subsection (b)(i) above), and (X) the quotient obtained by dividing $2,000,000 by the price to a third party in such private placement.

                           (iii) Notwithstanding anything contained herein,
whether or not the Third Party Placement has been consummated, in no event shall the purchase price of Subsequent

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Common Stock referred to in clause (i) above exceed $1.375 per share.

                  (c) Conditions to the Subsequent Funding. It shall be a condition to EIS's obligation to purchase securities in the Subsequent Funding after receiving the Company's notice, issued pursuant to Section 1(b) hereof, that (i) each of the representations and warranties set forth in Section 3(a),
(b)(iii), (c), (d), (e), (f), (g), (h), (i) and (l) hereof shall be true and correct in all material respects on the Initial Closing Date and the Subsequent Closing Date; provided, that each reference to the Quarterly Report in such Sections shall refer to the most recent quarterly report on Form 10-Q and each report filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required to be filed by the Company under applicable law immediately prior to such Subsequent Closing Date and date of Notice and SEC Filings shall refer to all filings required to be made by the Company under applicable law on or prior to such dates, (ii) there shall be no default or breach in any material respect by the Company of a material obligation under any of the Transaction Documents or any other agreement between the Company, on the one hand, and EIS or any of its affiliates, on the other hand and (iii) from the date hereof until the Subsequent Closing Date the Company shall not have experienced a Material Adverse Effect (as defined below).

                  SECTION 3. Representations and Warranties of the Company. The Company hereby represents and warrants to EIS as follows:

                  (a) Organization. (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted by description in the Company's draft Registration Statement on Form S-1, including the pro forma financial statements attached thereto (collectively, the "S-1", which is intended to be initially filed with the U.S. Securities and Exchange Commission (the "SEC") on or about October 15, 1998 in the form attached hereto as Exhibit E), and to consummate the transactions contemplated by the Transaction Documents. The Company is qualified and in good standing to do business in jurisdictions set forth on Schedule 3(a), which constitute all of the jurisdictions in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, prospects, properties or condition (financial or otherwise) of the Company (a "Material Adverse Effect").

                  (ii) In the event that the S-1 as filed with, and declared effective by, the SEC shall contain material differences from Exhibit E, indicating a Material Adverse Effect or causing a breach of a representation, warranty or covenant contained herein, which shall result in money damages to EIS, then EIS shall submit a claim to the Company in the amount of such damages pursuant to Section 6 hereof.

                  (b) Capitalization. (i) As of August 31, 1998, the authorized capital stock of the Company consisted of (A) 30,000,000 shares of Common Stock, par value $.01 per share, of

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which 12,750,303 were issued and outstanding and (B) 10,000,000 shares of
Preferred Stock, par value $.01 per share, none of which were issued and outstanding.

                  (ii) Except as set forth in Schedule 3(b), as of the date hereof there are no options, warrants or other rights outstanding to purchase or otherwise acquire, or any securities exchangeable or convertible into or exercisable for, any of the Company's authorized capital stock. Other than as set forth on Schedule 3(b), there are no agreements, arrangements or understandings concerning the voting, acquisition or disposition of any of the Company's outstanding securities, and, other than as set forth in Schedule 3(b) or in the Registration Rights Agreement, there are no agreements to register any of the Company's outstanding securities under the U.S. federal securities acts relating to securities that have not already been registered under the Securities Act.

                  (iii) All of the outstanding shares of capital stock of the Company have been issued in accordance with applicable state and federal laws and regulations governing the issuance, sale and purchase of securities, all of such shares of have duly and validly issued and are fully paid and non-assessable, and none of such shares carries pre-emptive or similar rights.

                   (c) Authorization of Transaction Documents. The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of the Transaction Documents (including the issuance and sale of the Securities) have been authorized by all requisite corporate actions by the Company; and the Transaction Documents, including the issuance and sale of the Securities, have been duly executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Securities, when issued, will be duly and validly issued, not subject to any pre-emptive or similar rights. The transactions contemplated hereby, to the best of the Company's knowledge, will vest in EIS legal and valid title to the Securities.

                  (d) No Violation. The execution, delivery and performance by the Company of the Transaction Documents, including the issuance and sale of the Securities, and compliance with the provisions thereof, will not (i) violate any provision of applicable law, statute, rule or regulation applicable to the Company, or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to the Company or any of its properties or assets or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Encumbrance (as defined below) upon any of the properties or assets of the Company under its Certificate of Incorporation, as amended, or By-laws, or any material contract to which the Company is a party, except where such violation, conflict, breach or default would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies,

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

pledges, security interests, or other similar rights of any nature, except for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (e) Approvals. Except as set forth on Schedule 3(e), no material permit, authorization, consent or approval of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of the Transaction Documents, including the issuance and sale of the Securities, by the Company. There is no approval of the Company's stockholders required under applicable laws in connection with the execution and delivery the Transaction Documents or the consummation of the transactions contemplated thereby, including the issuance of the Securities.

                  (f) Filings, Taxes and Financial Statements. (i) The Company has filed its annual report on Form 10-K for the year ended December 31, 1997 (the "Annual Report"), its related proxy materials and the quarterly report on Form 10-Q for the quarter ended June 30, 1998 (the "Quarterly Report," together with the Annual Report, including all exhibits and schedules required to be filed in connection therewith, the "SEC Filings") with the Securities and Exchange Commission, and any other required person or entity (governmental or otherwise) in a timely manner and as otherwise required by applicable laws and regulations, including the federal securities acts. The audited financial statements of the Company for the fiscal year ended December 31, 1997 included in the Annual Report (the "Audited Financial Statements"), and the Company's unaudited balance sheet for the period ended June 30, 1998, together with the accompanying statements of operations and cash flows including the notes thereto included in the Quarterly Report (the "June Financial Statements"; collectively, with the Audited Financial Statements, the "Financial Statements") are accurate and complete in all material respects and fairly present the financial condition of the Company as of the dates thereof and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be otherwise indicated in such financial statements or the notes thereto), subject, in the case of the June Financial Statements, to normal year-end audit adjustments (which shall not be material in the aggregate) and the absence of footnote disclosures.

                  (ii) The Company has filed in a timely manner all federal, state, local and foreign tax returns, reports and filings (collectively, "Returns"), including income, franchise, property and other taxes, and has paid or accrued the appropriate amounts reflected on such Returns. None of the Returns have been audited or challenged, nor has the Company received any notice of challenge nor have any of the amounts or other data included in the Returns been challenged or reviewed by any governmental authority.

                  (iii) Except as set forth on Schedule 3(f), which sets forth a true and accurate list and description of any employee benefit plans maintained or sponsored by the Company or to which the Company is required to make contributions, the Company does not maintain or sponsor, and is not required to make contributions to or otherwise have any liability with respect

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to, any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus or other incentive plan, severance plan, health or group insurance plan, welfare plan, or other similar plan, agreement, policy or understanding (whether written or oral), whether or not such plan is intended to be qualified under Section 401(a) of the Code, within the meaning of Section
3(3) of the Employee Retirement Income Security Act of 1974, as amended, which plan covers any employee or former employee of the Company.

                  (g) Absence of Changes. Except as set forth on Schedule 3(g), since June 30, 1998, there has not been (a) any material adverse change in the business, properties, condition (financial or otherwise), operations or prospects of the Company; (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, condition (financial or otherwise), operations or prospects of the Company; (C) any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) in respect of the capital stock of the Company, or any redemption or other acquisition of such stock by the Company; (d) any disposal or lapse of any trade secret, invention, patent, trademark, trademark registration, service mark, service mark registration, copyright, copyright registration, or any application therefor or filing in respect thereof that had a Material Adverse Effect; (e) loss of the services of any of the key officers or key employees of the Company that had a Material Adverse Effect; (f) any incurrence of or entry into any liability, mortgage, lien, commitment or transaction, including without limitation, any borrowing (or assumption or guarantee thereof) or guarantee of a third party's obligations, or capital expenditure (or lease in the nature of a conditional purchase of capital equipment) in excess of $50,000; or (g) any material change by the Company in accounting methods or principles or (h) any change in the assets, liabilities, condition (financial or otherwise), results or operations or prospects of the Company from those reflected on the Quarterly Report, except changes in the ordinary course of business that have not, individually or in the aggregate, had a Material Adverse Effect.

                  (h) No Liabilities. Except as set forth on Schedule 3(h), since June 30, 1998 the Company has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business that have not, individually or in the aggregate, had a Material Adverse Effect.

                  (i) Properties and Assets; Etc. (i) The Company does not own any interest in real property other than leasehold interests, and (ii) the Company owns or has the right to use pursuant to license, sub-license, agreement or permission all patents, trademarks, know-how and other intellectual property (the "Proprietary Rights"), material to the business and operations of the Company as presently conducted. Except as set forth on Schedule 3(i)(ii), or where the absence of which would not have a Material Adverse Effect, (A) the Company is the sole and exclusive owner of all right, title and interest in an to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever, (B) the Company does not have knowledge of any basis for any claim of infringement or

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misappropriation contesting the validity or Company's right to use any
Proprietary Rights; (C) all of such Proprietary Rights, whether foreign or domestic, have been duly issued and have not been canceled, abandoned, or otherwise terminated; and (D) all of the Company's patent applications, trademark applications, service mark applications, trade name applications and copyright applications have been duly filed.

                  (ii) Each of the Contracts listed as an exhibit to the Company's Annual Report is a legal and valid agreement binding upon each of the parties thereto and is in full force and effect except where the expiration or termination has not, individually or in the aggregate, had a Material Adverse Effect. To the best knowledge of the Company, there is no breach or default by any party thereunder that had a Material Adverse Effect. Such Contracts constitute all material agreements, arrangements or understandings required to be included as an exhibit in such reports under Item 601 of the Securities and Exchange Commission Regulations.

                  (iii) The Company has and maintains adequate and sufficient insurance, including liability, casualty and products liability insurance, covering risks associated with its business, properties and assets, including insurance that is customary for companies similarly situated.

                  (iv) The Company, its business and properties and assets are in compliance, in all material respects, with all applicable laws and regulations, including without limitation, those relating to (a) health, safety and employee relations, (b) environmental matters, including the discharge of any hazardous or potentially hazardous materials into the environment, and (c) the development, commercialization and sale of pharmaceutical and biotechnology products, including all applicable regulations of the U.S. Food and Drug Administration and comparable foreign regulatory authorities.

                  (j) Legal Proceedings, etc. Except as set forth on Schedule 3(j), there is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or, to the best of the Company's knowledge, threatened against the Company, or any director, officer or employee of the Company, which is required to be described in the SEC Filings and is not so described. The Company is not in violation of or default under, any material laws, judgments, injunctions, orders or decrees of any court, governmental department, commission, agency, instrumentality or arbitrator applicable to its business.

                  (k) Disclosure. The Company's Annual Report and periodic reports subsequently filed under Section 13 of the Exchange Act, the S-1 when filed and the representations and warranties set forth herein and the other Transaction Documents, when viewed collectively, do not, or will not, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading in light of circumstances in which they were made.

                  (l) Reliance on Representations. The Company hereby acknowledges that it is relying exclusively on the representations and warranties of EIS contained herein and in the other

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Transaction Documents, and on no other documents or assurances.

                  (m) Brokers or Finders. Except as set forth on Schedule 3(1), the Company has not retained any investment banker, broker or finder in connection with the transactions contemplated by the Transaction Documents.

                  SECTION 4. Representation and Warranties of EIS. EIS hereby represents and warrants to the Company as follows:

                  (a) Organization. EIS is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. EIS is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

                  (b) Authorization of Agreement. EIS has full legal right, power and authority to enter into this Agreement and purchase and accept the Securities, and perform its obligations hereunder. The execution, delivery and performance by EIS of this Agreement (including the purchase of Securities) have been duly authorized by all requisite corporate action by EIS, and this Agreement and the purchase of the Securities are the valid and binding obligations of EIS, enforceable against it in accordance with their terms.

                  (c) No Conflicts. The execution, delivery and performance by EIS of this Agreement, the purchase and acceptance of the Securities, and compliance with provisions hereof by EIS, will not (i) violate any provisions of applicable law, statute, rule or regulation applicable to EIS or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency of other governmental body applicable to EIS or any of its properties or assets or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Encumbrance upon any of the properties or assets of EIS under the Articles of Association or by-laws of EIS or any material contract to which EIS is a party, except where such violation, conflict, breach or default would not, individually or in the aggregate, have a Material Adverse Effect.

                  (d) Approvals. No permit, authorization, consents or approval of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement by EIS (including the purchase of the Securities).

                  (e) Investment Representations. (i) EIS has not been formed solely for the purpose of entering into the transactions described herein and is acquiring the Securities for

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investment for its own account, not as a nominee or agent, and not with the view to, or for sale in connection with, any distribution of any part thereof; provided, that EIS shall be permitted to exercise or transfer such Securities as permitted herein and under applicable law.

                  (ii) Nothing contained in this Section 4(e) shall limit any of the Company's representations or warranties or limit EIS's recourse in respect thereof.

                  (iii) EIS has not retained any investment banker, broker or finder in connection with the transactions contemplated by the Transaction Documents.

                  SECTION 5. Covenants of the Company. (a) Non-disclosure. From and after the date hereof, the Company shall not disclose to any person or entity, (i) other than its directors, officers, accountants and agents who need to know such information in connection with the transactions described herein in and the other Transaction Documents, and (ii) investors and potential investors in the Third Party Placement, each of whom shall be informed of this confidentiality provision and in respect of whose breaches the Company shall be responsible, the content of this Agreement or any of the other Transaction Documents or the substance of the transactions described herein, without the prior written consent of EIS (which consent shall not be unreasonably withheld or delayed), except to the extent required by applicable laws, regulations or administrative or judicial processes in respect of press releases, periodic reports or other public disclosure prepared in good faith by the Company; provided, that the Company shall provide EIS with a reasonable opportunity to review such releases or reports prior to release. This Section 5 shall not be construed to prohibit disclosure of any information which has not been previously determined to be confidential by EIS, or which shall have become publicly disclosed (other than by breach of the Company's obligations hereunder).

                  (b) Board of Directors. (i) Upon the Initial Closing Date, the Company shall take any and all actions necessary, including, without limitation, amending its by-laws and certificate of incorporation, to increase the size of its board of directors by one, and the vacancy thereby created shall be filled by a designee of EIS (the "EIS Director"), who shall be reasonably satisfactory to the Company in character and business experience.

                           (ii) For as long as EIS shall own 5% or more, on a
fully diluted basis (i.e., assuming conversion of the Preferred Stock, and exercise of the Warrant, but not the conversion, exercise or exchange of any other similar security), the Company shall cause the EIS Director to be included on its management slate of directors presented to stockholders at any meeting at which directors shall be elected.

                  (c) Fully-diluted Stock Ownership. Notwithstanding any other provision of this Agreement, in the event that EIS shall determine, upon written advice from its accounting and tax consultants which shall be confirmed in writing to the Company, that at any time it (together with its affiliates, if applicable) holds or has the right to receive Common Stock (or securities or rights, options or warrants exercisable, exchangeable or convertible for or into Common Stock)

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representing in the aggregate in excess of 19.9% of the Company's outstanding voting securities (assuming any such exercise, exchange or conversion, but not the exercise, exchange or conversion of any other similar securities), or otherwise be required to equity account for or consolidate its investment in the Company, then EIS shall have the right, in its sole discretion, to convert some amount of such holdings into non-voting securities, such that EIS shall not be required to equity account for or consolidate its investment in the Company. In the event that EIS shall undertake to exercise its right as described in this
Section 5(c), EIS shall retain the additional right to exchange such new class of equity security for voting securities of the Company, at its option.

                  (d) Use of Proceeds. The Company shall use the proceeds of the Initial Funding for general working capital purposes. The Company shall use at least [omitted] of the proceeds of the Subsequent Funding solely to fund research and development activities relating to certain intellectual property and products relating to a combined electromagnetic/iontophoretic patch.

                  SECTION 6. Survival and Indemnification. (a) Survival Period. The representations and warranties of the Company contained herein shall survive for a period of three years from and after the date hereof.

                  (b) Indemnification. In addition to all rights and remedies available to each of the parties hereto hereunder at law or in equity, the Company or EIS, as applicable (in such capacity, an "Indemnifying Party") shall indemnify the other party hereto, any affiliate of such other party, and their respective stockholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Person"), and save and hold each Indemnified Person harmless from and against and pay on behalf of or reimburse each such Indemnified Person, as and when incurred, for any and all loss, liability, demand, claim, action, judgment, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of such Indemnified Person or any third party, including interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), that any such Indemnified Person may suffer, sustain incur or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                           (i) any misrepresentation or breach of any warranty
on the part of the Indemnifying Party under Section 3 of this Agreement; or

                           (ii) any nonfulfillment, default or breach of any
covenant, condition or agreement on the part of the Indemnifying Party contained in this Agreement.

                  (c) Procedure. (i) If an Indemnified Person shall assert that the Indemnifying Party has become obligated to the Indemnified Person pursuant to Section 6(b) hereof, or if any suit, action, investigation, claim or proceeding (each, a "Proceeding") is begun, made or instituted by a third party as a result of which the Indemnifying Party may become obligated to the Indemnified Person hereunder, the Indemnified Person shall give written notice to the Indemnifying Party.

                           (ii) The Indemnifying Party shall defend, contest or
otherwise protect the Indemnified Person in connection with any Proceeding at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall not enter into any compromise or settlement of any Proceeding without the written consent of the Indemnified Person, except if (X) there is no finding or admission of any violation of federal, state, local, international or other administrative order, law or ordinance, regulation or treaty, and there shall be no effect on any other claims that may be made against the Indemnified Person,
(Y) the sole relief provided as a result of such compromise or settlement is monetary damages that are paid in full by the Indemnifying Party, and (Z) the Indemnified Person shall have no liability with respect to any compromise or settlement of a Proceeding effected without its consent.

                           (iii) The Indemnified Person shall have the right,
but not the obligation, to participate at its own expense in the defense of any Proceeding by counsel of its own choice, and shall make commercially reasonable efforts to cooperate with and assist the Indemnifying Party in such defense.

                           (iv) In the event that the Indemnifying Party shall
fail to timely defend, contest or otherwise protect the Indemnified Person against a Proceeding within a reasonable period after receipt of written notice pursuant to Section 6(c)(i) hereof, the Indemnified Person shall have the right to do so, including without limitation, the right to make any compromise or settlement in respect of a Proceeding, and the Indemnified Person shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorney's fees and disbursements, and reasonable amounts paid by the Indemnified Person as a result of a Proceeding, and the Indemnifying Party shall be bound by any determination made in a Proceeding, or compromise or settlement effected by the Indemnified Person.

                  (d) Maximum Recovery. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be liable for indemnification under this Section 6, in an amount in excess of the sum of [omitted] and any accrued and unpaid dividends on the Preferred Stock, in the aggregate. No Indemnified Party shall assert any such claim unless Losses in respect thereof incurred by any Indemnified Party, when aggregated with all previous Losses indemnifiable hereunder, equal or exceed $50,000; thereafter, each Indemnified Person shall be entitled to be indemnified for the full amount of all damages previously unclaimed.

                  (e) Exception. Notwithstanding the foregoing, upon judicial determination that is final and no longer appealable that the act or omission giving rise to the indemnification set forth above resulted primarily out of or was based primarily upon the Indemnified Person's negligence (unless such Indemnified Person's negligence was based upon the Indemnified Person's reliance in good faith upon any of the representations, warranties, covenants or promises made by the Indemnifying Party herein) the Indemnifying Party shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Indemnifying Party shall be entitled to recover from the Indemnified Persons all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses (including reasonable attorney's fees) of the Indemnifying Party reasonably incurred in connection with the Indemnified Person's claim for indemnity, together with interest at the rate per annum publicly announced by Morgan Guaranty Trust Company as its prime rate from the time of payment of such amounts to the Indemnified Person until repayment to the Indemnifying Party.

                  (f) Investigation. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to the extent provided in Section 6(a) above, irrespective of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Indemnified Persons or the acceptance of any certificate or opinion.

                  (g) Contribution. If the indemnity provided for in this
Section 6 shall be, in whole or in part, unavailable to any Indemnified Person, due to Section 6(b) being declared unenforceable by a court of competent jurisdiction based upon reasons of public policy, so that Section 6(b) shall be insufficient to hold each such Indemnified Person harmless from Losses which would otherwise be indemnified hereunder, then the Indemnifying Party and the Indemnified Person shall each contribute to the amount paid or payable for such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Person on the other, but also the relative fault of the Indemnifying Party and be in addition to any liability that the Indemnifying Party may otherwise have. The indemnity, contribution and expense reimbursement obligations that the Indemnifying Party has under this Section 6 shall survive the expiration of the Transaction Documents. The parties hereto further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Person is a formal part to any such lawsuit, claims or other proceedings.

                  SECTION 7. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by an internationally-recognized overnight delivery or by registered or certified airmail, return receipt requested and postage prepaid, addressed as follows:

                           (i) if to the Company, to:

                           Electropharmacology, Inc.
                           1109 N.W. 13th Street
                           Gainesville, Florida 32601
                           Attention:  Chief Executive Officer
                           with a copy to:

                           Richard K. Kneipper
                           9030 Guernsey Lane
                           Dallas, Texas 75220

                           (ii) if to EIS, to:

                           Elan International Services, Ltd.
                           Flatts, Smiths Parish
                           Bermuda, FL04
                           Attention: Director

                           with a copy to:

                           Brock Silverstein McAuliffe LLC
                           153 East 53rd Street, 56th Floor
                           New York, New York 10022
                           Attention: David Robbins

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 7. Any such notice or communication shall be deemed to have been received (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery service, on the second business day after the date when sent and (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted. Notice hereunder may be given on behalf of the parties by their respective attorneys.

                  SECTION 8. Further Assurances. From and after the date hereof, each of the parties hereto agree to do or cause to be done such further acts and things and deliver or cause to be delivered to each other such additional assignments, agreements, powers and instruments as each may reasonably require or deem advisable to carry into effect the purposes of the Transaction Documents or to better to assure and confirm unto each other their respective rights, powers and remedies hereunder and thereunder.

                  SECTION 9. Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

                  SECTION 10. Amendments. This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and EIS.

                  SECTION 11. Counterparts and Facsimile. The Transaction Documents may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Each of the Transaction Documents may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

                  SECTION 12. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

                  SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. Each of the parties hereby irrevocably submits to the jurisdiction of any New York State or United States Federal court sitting in the county, city and state of New York over any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents; and each hereby waives the defense of an inconvenient forum for the maintenance of such an action.

                  SECTION 14. Expenses. Each of the parties shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated hereby and by the other Transaction Documents.

                  SECTION 15. Public Releases; Etc. The parties shall reasonably agree upon the contents of any press release or releases and other public disclosure in respect of the transactions contemplated hereby, and except as may otherwise be required by applicable law or judicial or administrative process or which the Company concludes in good faith is required by applicable securities laws and regulations.

                  SECTION 16. Schedules, etc. All statements contained in any exhibit or schedule delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

                  SECTION 17. Assignments. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, the other Transaction Documents, and the Securities may be transferred by EIS to affiliates and subsidiaries.

                            [Signature page follows]

                           IN WITNESS WHEREOF, each of the undersigned has duly
executed this Securities Purchase Agreement as of the date first written above.

                                  Electropharmacology, Inc.

                                  By:  /s/ Arup Sen
                                       ---------------------------------------
                                       Arup Sen
                                       Chairman, President and Chief Executive
                                       Officer

                                  Elan International Services, Ltd.

                                  By:  /s/ Kevin Insley
                                       ---------------------------------------
                                         Name: Kevin Insley
                                         Title: President & CFO

                                    Exhibit A

         CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A
                           CONVERTIBLE PREFERRED STOCK

         This Exhibit was previously filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, Amendment No. 1 dated April 2, 1999 and is incorporated by reference herein.

                                    Exhibit B

         WARRANT TO ELAN INTERNATIONAL SERVICES, LTD. TO PURCHASE UP TO
                      1,000,000 SHARES OF EPI COMMON STOCK

         This Exhibit was previously filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, Amendment No. 1 dated April 2, 1999, and is incorporated by reference herein.

                                    Exhibit C

                          REGISTRATION RIGHTS AGREEMENT

         This Exhibit was previously filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, Amendment No. 1 dated April 2, 1999, and is incorporated by reference herein.

                                    Exhibit D

                                                              September 30, 1998

Elan International Services, Ltd.
102 St. James Court
Flatts Smith, FL 04
Bermuda

           Re: Investment in Electropharmacology, Inc., pursuant to the Letter Agreement dated August 27, 1998

Gentlemen and Ladies:

         This opinion is being delivered to you pursuant to Section 1(d) of the Securities Purchase Agreement dated as of the date hereof (the "Agreement"), by and between Electropharmacology, Inc., a Delaware corporation (the "Company"), and Elan International Services, Ltd., a Bermuda corporation ("EIS"). The Agreement relates to a transaction pursuant to which the Company will issue and sell to EIS, and EIS will purchase from the Company, (i) 7,500 shares of convertible preferred stock (the "Preferred Stock"), issued in accordance with a certificate of designations, preferences and rights (the "Certificate of Designations"), and a warrant (the "Warrant") for the purchase of up to 1,000,000 shares (subject to adjustment) of the common stock of the Company, par value $.01 per share (the "Common Stock"), for aggregate consideration of $7,500,000, and (ii) within 60 days of the date hereof, a certain number of shares of Common Stock for aggregate consideration of $2,000,000 (the "Subsequent Common Stock"; together with the Preferred Stock and the Warrant, the "Securities"). The Subsequent Common Stock, the Common Stock issuable upon the exercise, conversion or exchange of any of the Securities, and any other Common Stock acquired by EIS from time to time have the benefit of a registration rights agreement (the "Registration Rights Agreement") between the Company and EIS.

         In connection with my preparation of this opinion, I have examined originals, forms or copies, certified or otherwise identified to our satisfaction, of the following documents:

         1.       The Agreement;
         2.       The Certificate of Designations;
         3.       The Warrant;
         4.       The Registration Rights Agreement;
         5. Resolutions of the Board of Directors of the Company dated August 25, 1998; and
         6. The Articles of Incorporation of the Company, as amended, as filed with the Secretary of State of the State of Delaware and Bylaws of the Company, as amended.

         I have also examined originals, or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate or other records, and other instruments, as I deem necessary or appropriate for the purpose of rendering the opinions described herein. The documents referred to in items (1) through (4) above will be referred to herein as the "Transaction Documents."

         In preparing this opinion, I have relied as to certain factual matters upon certificates or documents of public officials and of the officers of the Company. In addition, I have assumed (i) the genuineness of all signatures, except signatures of the officers of the Company, (ii) the authenticity of all documents submitted to us as originals, (iii) that each document submitted to me as a copy is an authentic copy of an authentic original, (iv) that each party to the transactions described in the Transaction Documents other than the Company has complied with all legal requirements pertaining to its status as such status relates to its right to enforce against the Company the Transaction Documents, and (v) that each report, certificate or document of a public official relied upon by me in rendering this opinion is accurate, complete and authentic, and that all public records upon which those certificates or documents are based are accurate and complete.

         My opinion, as set forth herein, is subject to the following further qualifications:

         A. The enforceability of the Transaction Documents and all other documents referred to in this opinion is limited by, and is subject to, the effect of applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, and by other legal or equitable limitations affecting the enforceability of creditors' rights from time to time; and

         B. The enforceability of the Transaction Documents, and all other documents referred to in this opinion (including specifically, and without limitation, any provisions of such documents relating to indemnification, contribution or release), is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         Based upon the foregoing, it is my opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own its properties and to transact the business in which it is engaged, and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its property has made such qualification necessary.

2. The Company has full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The Company has duly taken or caused to be taken all necessary corporate actions to authorize the execution, delivery and performance by it of the

     Transaction Documents, including, without limitation, the issuance of the Securities thereunder.

3. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes a valid, binding and enforceable obligation of the Company.

4. Neither the execution and delivery of the Transaction documents by the Company, nor the performance by the Company of the actions contemplated by the Agreement to be performed by the Company prior to or at Closing will
     (i) violate any existing order or decree of any court or government instrumentality to which the Company or its properties is subject of which I have actual knowledge, (ii) violate any provision of the Certificate of Incorporation or Bylaws of the Company, (iii) result in the violation by the Company, based upon existing facts of which I have actual knowledge, of any federal or law, regulation or rule, (iv) violate or conflict with any contract, agreement or instrument of the Company listed on Schedule A which the Company has informed me sets forth all of the Company's material contracts and agreements, or (v) require any consent, approval or authorization of governmental authority or any other third party.

5. The Securities, and the Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrant, have been duly and validly authorized and issued, and are fully paid and non-assessable. There exist, as of this date, authorized but unissued securities in number not less than the number of securities which the Company would be required to issue as of this date if the Preferred Stock were converted to Common Stock and the Warrant was exercised as of this date. The Common Stock so required to be issued, if issued as of this date on conversion of the Preferred Stock or exercise of the Warrant would be fully paid and non-assessable.

6. The authorized capital stock of the Company consists of (a) 30,000,000 shares of Common Stock, 12,750,303 of which have been issued and are outstanding, and (b) 10,000,000 shares of preferred stock, par value $.01 per share, 421,950 of which have previously been issued as Series A Convertible Preferred Stock but which are no longer outstanding. All such authorized and issued shares of Common Stock are fully paid and non-assessable.

7. To the best of my knowledge, the Company is in compliance, in all material respects, with all applicable laws, regulations and rules, and is not in breach, in any material respect, with its existing contracts and agreements.

The undersigned is a member of the Bar of the State of Florida and expresses no opinion herein as to any law other then the federal laws of the United States of America and the Delaware General Corporation Law.

         This opinion is solely for your benefit and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with or disclosed to any governmental agency or other person, without the prior written consent of the undersigned.

                                       Very truly yours,

                                       /s/ Wendy M. Mitchler
                                       ---------------------
                                       Vice President, Legal and Finance

                                   Exhibit E

                    DRAFT REGISTRATION STATEMENT ON FORM S-1


        IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THIS EXHIBIT E OF
          EXHIBIT 10.7 IS BEING FILED IN PAPER PURSUANT TO A CONTINUING
                               HARDSHIP EXEMPTION

                                  SCHEDULE 3(a)

                            EPi Foreign Jurisdictions
                            -------------------------


Florida

2301 N.W. 33rd Court
Suite 102
Pompano Beach  33069

                                  SCHEDULE 3(b)

                                 EPi Securities
                                 --------------


Outstanding Options

See attached Schedule 3(b)-1.

1,500,000 shares are authorized and reserved for issuance pursuant to the 1993 EPi Stock Option Plan, as amended, of which 1,500,000 shares have been issued under the Plan. An additional 378,988 options have been granted under the Plan in excess of those shares authorized for issuance, which grants are subject to the adoption of an amendment to the Stock Option Plan authorizing and reserving for issuance additional shares sufficient to encompass the additional grants.

The option grants to Messrs. Saloff and Sen as of August 25, 1998 are further governed by and subject to the respective Term Sheets governing their employment each dated August 25, 1998. The option grant to Dr. Jayaraman as of August 19, 1998 is further governed by the Employment Agreement between Dr. Jayaraman and EPi dated as of August 18, 1998.

Outstanding Warrants

See attached Schedule 3(b)-2.

Other Rights Outstanding to Purchase or Otherwise Acquire, Or Other Securities Exchangeable or Convertible into or Exercisable for, EPi Common Stock

1. Shares of common stock of EPi authorized and reserved for issuance, pursuant to the Non-Employee Directors Equity Compensation Plan, for calendar year 1998 having a Fair Market Value (as defined in such plan) of $7,500.

2. 6,000,000 partnership units in Gemini Health Technologies L.P. and the right to acquire up to 2,050,000 of additional earn-out partnership units pursuant to the Capital Contribution Agreement between EPi, EPi HealthTech Inc. ("EPi Sub"), Gemini Biotech Ltd., the Jayaramans and Gemini Biotech Inc. dated June 18, 1998, all of which partnership units are exchangeable into EPi common stock pursuant to Unit Exchange Agreement dated as of June 18, 1998 between EPi and Krishna Jayaraman, Shashikala Jayaraman, and Gemini Health Technologies L.P.

3. Right to acquire up to 1,650,000 earn out shares of EPi common stock by shareholders of HealthTech Development Inc. ("HTD") pursuant to the Agreement of Merger and Plan of Reorganization among EPi, EPi Sub., Inc. and HTD dated June 11, 1998

4. Right to acquire up to 100,000 additional shares of EPi common stock pursuant to Letter Agreement between 20th Century Associates, Inc. and EPi dated November 25, 1998.

Agreements Concerning the Voting, Acquisition or Disposition of EPi's Outstanding Securities

1. Master Agreement dated as of June 28, 1998 among HTD, Gemini Biotech, Ltd., Gemini Biotech, Inc., EPi, EPi Sub, Mr. Norton Herrick (a) David Saloff, Murray Feldman, George Levine, and Paragon Capital Corporation at Spear, Leeds & Kellogg, LLC (collectively, the "EPHI Group"), (b) Arup Sen, James Kaput and Richard Kneipper (collectively, the "HTD Group") and (c) Krishna Jayaraman and Shashikala Jayaraman (collectively, the "Gemini Group"), as amended on August 3, 1998.

2. Letter Agreement regarding voting of EPi common stock by and between Norton Herrick and Murray Feldman dated August 3, 1998.

Agreements to Register EPi's Outstanding Securities Under the U.S. Federal Securities Acts

1. Registration Rights Agreement dated as of June 28, 1998 among EPi, Norton Herrick, the EPHI Group, the HTD Group and the Gemini Group.

2. Piggy back Registration Rights granted to certain warrantholders under those warrant agreements identified in Schedule 3(b)-2.

SCHEDULE 3(b)-1
EPi Outstanding Options
9/23/98


------------------------------------------------------------------------------------------------------------------------
            NAME                   DATE          PRICE          # OF             TERM             TYPE        VESTING
                                  ISSUED                       SHARES
------------------------------------------------------------------------------------------------------------------------
Feldman, Murray                   6/28/95         $5.25           5,000           6/28/00          NSO          B;F
Rausch, Tom                       6/28/95         $5.25             250           6/28/00          NSO           M
Robertson, Scott                  6/28/95         $5.25           2,500           6/28/00          NSO           M
Soffin, Glen                      6/28/95         $5.25             250           6/28/00          NSO           M
Stewart, Nancy                    6/28/95         $5.25             500           6/28/02          ISO           C
Mooibroek, Joseph                  8/5/96         $5.50         207,236            8/5/06          NSO           B
Saloff, David                     4/14/98         $0.32         100,000            8/5/06          ISO           B
Kronick, Larry                   12/13/96         $2.88          15,000          12/13/98          NSO           H
Sen, Arup                        11/11/96         $4.75          75,000          11/10/06          ISO           G
Feldman, Murray                  12/13/96        $2.875          15,000          12/13/01          NSO          F;A
Stewart, Nancy                   12/13/96        $2.875           2,000          12/13/06          ISO           A
Dabb, Richard                      1/1/97         $3.06          20,000            1/1/02          NSO           D
Kinney, Brian                     4/14/98         $0.32          20,000            1/1/02          NSO          D;J
Mayrovitz, Harvey                  1/1/97         $2.75           7,500            1/1/02          NSO           E
Sen, Arup                         6/24/97         $1.81          25,000           6/24/07          ISO           B
Feldman, Murray                  12/31/97         $0.28           2,500          12/31/01          NSO          F;B
Sen, Arup                          1/3/98         $0.26         244,823          1/.03/98          ISO           K
Mitchler, Wendy                   1/12/98         $0.28         125,000           1/12/08          ISO           L
Sen, Arup                          2/1/98         $0.35          17,143            2/1/08          ISO           B
Saloff, David                      2/1/98         $0.35          34,286            2/1/08          ISO           B
Occhionero, Rita                   1/3/98         $0.26          10,000            1/3/98          ISO           D
Saloff, David (1)                 8/25/98         $0.85         200,000           8/24/08          ISO           N
Sen, Arup (1)                     8/25/98         $0.85         500,000           8/25/08          ISO           O
Jayaraman, Krishna                8/19/98         $1.06         250,000           8/19/08          ISO           P


Total per Schedule                                            1,878,988


      Vesting Formula:

A = 20% immediately; 20% after the first anniversary; 20% after the second anniversary; 20% of remaining after the third anniversary; 20% after the fourth anniversary
B =  Vested
C =  20% after the first anniversary; 5% quarterly
D = 25% immediately; 25% after the first anniversary; 25% after the second anniversary; 25% after the third anniversary
E = 1,500 shares immediately; 2,000 shares after the first anniversary; 2,000 shares each succeeding anniversary
F =  Optionee must be a director of EPi on the date of exercise
G = 25,000 immediately; 20,000 after the first anniversary; 10,000 after each succeeding anniversary - to be cancelled at transaction
H = 5,000 vest upon $250,000 in 2-year period international revenue, additional 5,000 after $750,000, all 15,000 after $1,500,000
J =  Optionee must be a consultant to EPi on the date of exercise
K = 50% immediately; 50% on July 1, 1998 in lieu of cash and stock compensation
L =  25% immediately; 25% after 3 months; 25% each succeeding 3-month period
M =  100% upon execution and acceptance of related stock option agreement
N = 20% per year starting with first anniversary; to accelerate based on following annual sales revenue: $[omission], additional 25%, $[omission], additional 25%, $[omission], remaining 50%. Vesting to accelerate as determined by Board of Directors based on (a) demonstration that PEMS facilitates cell regeneration for would healing and Epi pursues product approval or (b) receipt of earn-out warrants from ADM Tronics
O = 75,000 shares upon reorganization on 8/24/98; additional $75,000 upon closing of Elan transaction; additional 50,000 upon annual revenue of $[omission]; additional 25,000 upon first anniversary of option grant (8/24/99); and additional 250,000 based on milestones set by Board of Directors.
P =  20% immediately; 25% on the first and second anniversary of grant date;
     and 30% on third anniversary.

FOOTNOTES:

(1) Grant is subject to shareholder approval of increase in number of shares authorized to be issued under the Epi Stock Option Plan. Number of shares authorized for issuance at 9/23/98 is 1.5 MM.

SCHEDULE 3(b)-2
Electropharmacology, Inc.
Outstanding Warrants
23-Sep-98

                                                             WARRANTS
                Issue                                                      Post Split
     No.        Date            Issued to          Pre Split   Post Split     Price          Years
-----------------------------------------------------------------------------------------------------
W-003          12/1/93     P. Saloff                  13,500        8,717       $5.42           5
W-006          8/1/94      AA Pilla PhD               65,000       41,969       $5.03           5
               12/5/94     L. Schlesinger             15,000        9,685       $5.03           5
               6/28/95     Arsenault, J.                           30,000       $4.00           5
               6/28/95     Canale, T.                              25,000       $5.25           4
               6/28/95     H. LeVay                                 3,000       $5.25           5
               6/28/95     M. Porter                                3,000       $5.25           5
               6/28/95     Z. Rose                                  3,000       $5.25           5
               6/28/95     C. Torre                                 3,000       $5.25           5
               12/15/95    Freidman, R.                            32,500       $1.00           5 *
               12/15/95    J. Markowitz                            32,500       $1.00           5 *
               12/15/95    Whale                                   40,000       $5.50           5 *
               12/15/95    Shapiro (Whale)                         40,000       $5.50           5 *
               12/15/95    Segal (Whale)                           20,000       $5.50           5 *
               4/11/97     Joseph Mooibroek                        25,000       $2.25          10
                                                             -------------
               Subtotal Outstanding at 9/23/98                    317,371
                                                             =============

               * Warrantholder has certain registration notice and piggyback registration rights


                                  SCHEDULE 3(e)

                   List of Required Consents, Approvals, etc.
                   ------------------------------------------


None.

                                  SCHEDULE 3(f)

     Pension, Profit Sharing, Deferred Compensation, Stock Ownership, Stock
      Purchase, Bonus, Severance, Health or Group Insurance, Welfare Plans

1.       EPi Non-Employee Directors' Equity Compensation Plan
2.       EPi Premium Only Plan effective August 1, 1995
3.       EPi 1993 Stock Option Plan, as amended
4. Dental Services Agreement between EPi and Oral Health Services, Inc. effective February 1, 1997
5. Group Life and AD&D Insurance Plan between EPi and Metropolitan Life Insurance Company effective February 1, 1997
6. Accident and Health Insurance Policy between EPi and United HealthCare Insurance Company effective February 1, 1997
7. Group Policy for Small Employer Enrolling Units between EPi and United HealthCare of Florida, Inc. effective February 1, 1997
8. Disability Plan between EPi and Guarantee Life Insurance Company dated November 1, 1996
9.       EPi 401(k) Plan effective May 1, 1995
10.      EPi 401(k) Plan effective January 1, 1998

                           Fringe Benefits Agreements

1.       Vacation Policy
2.       Leave of Absence Policy
3..      Holiday Policy
4.       Termination Policy

                               Employee Agreements

1.       Agreement between EPi and Jack W. Baxter dated April 23, 1997 (See
         Schedule 3(j))
2.       Term Sheet between EPi and David Saloff dated August 25, 1998
3.       Term Sheet between EPi and Arup Sen dated August 25, 1998
4.       Employment Agreement between EPi and Krishna Jayaraman dated August 18,
         1998

                                  SCHEDULE 3(g)

       Material Adverse Changes, Dividends, Intellectual Property Actions
                      and Liabilities in Excess of $50,000

See Schedule 3(g)-1 for a summary of the balance sheet impact of the reorganization transactions entered into by EPi on August 24, 1998 (the "Reorganization Transactions"), including the divestiture of its SofPulse assets and certain rights under EPi's intellectual property, including the world-wide right to manufacture and sell the SofPulse device for its current labeled indication, pursuant to an Asset Purchase Agreement dated May 27, 1998 between EPi, ADM Tronics Unlimited, Inc. And AA Northvale Medical Associates, Inc.; the guarantee of a $1.3 million secured business loan to Gemini Biotech, Ltd in connection with the acquisition of Gemini Biotech, Ltd through a newly organized limited partnership, Gemini Health Technologies L.P.; and the merger of HTD with and into EPi Sub, all of which resulted in a change of control and the incurrence of a $63.654 liability to Arup Sen in order for Dr. Sen to exercise certain options to purchase EPi Common Stock.

                                 Schedule 3(g)-1
              Unaudited Pro Forma Condensed Combined Balance Sheet
                                  June 30, 1998


                                                                           Merger                                     Merger
                                                                      ----------------                              -------------
                                                  Historical                                          Historical
                                           ------------------------                                 -------------
ASSETS                                                                   Pro Forma       Pro Forma                  Pro Forma
                                              EPi           HTD          Adjustments      Combined      GBLP        Adjustments
                                           ----------     ---------   ---------------  --------------  --------    -------------
Current assets :
      Cash                                    62,465            48                         62,513      285,064
      Trade accounts receivable, net         126,723                                      126,723       57,697
      Inventory                              159,043                                      159,043        7,528
      Trade notes and other receivables        2,181                                        2,181       30,200
      Prepaid expenses                       161,962                                      161,962            -
                                           ----------     ---------   -----------       ---------    ---------     ------------
Total current assets                         512,374            48              -         512,422      380,488                -
                                           ----------     ---------   -----------       ---------    ---------     ------------

Rental and other equipment, net              568,497           966                        569,463      252,976
Patents & Organization Cost, net              86,088                                       86,088       67,034
Deposits                                       5,075                                        5,075        3,350
Acquired Developed Technology                                           2,000,000 (1)   2,000,000                     2,000,000(2)
Investment in ADM Tronics                                                                       -
                                           ==========    =========    ===========       =========    =========     ============
Total Assets                               1,172,034         1,014      2,000,000       3,173,048     703,848         2,000,000
                                           ==========    =========   ===========        =========    =========     ============

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
      Note Payable                           719,276                                      719,276       97,185
      Accounts payable                       509,330        44,500                        553,830         (480)
      Accrued expenses                       308,224                                      308,224       68,958
      Accrued commissions                     14,262                                       14,262            -
      Accrued payroll                          1,767                                        1,767       22,361
      Customer deposits                            -                                            -
      Deferred Revenue                        75,000                                       75,000
      Notes payable to related parties        65,926                       63,654 (4)     129,580
                                                                                                -
                                           ----------    ---------    -----------       ---------    ---------     ------------
Total current liabilities                  1,693,785        44,500         63,654       1,801,939      188,025                -
                                           ----------    ---------    -----------       ---------    ---------     ------------

Long term Note Payable                        90,260                                       90,260      932,791
Minority Interest in Limited Partnership                                                                              1,692,985 (2)
                                           ==========    =========    ===========       =========    ==========    ============
Total Liabilities                          1,784,045        44,500         63,654       1,892,199    1,120,816        1,692,985
                                           ==========    =========    ===========       =========    ==========    ============

Commitments and contingencies

Net capital deficiency/Equity:
      Convertible Preferred Stock              2,430                                        2,430
      Common Stock                            41,325            32         61,689 (1)     103,046
      Additional paid-in capital          15,277,249       194,522      1,703,225 (1)  17,174,996
      Deferred Compensation                  (67,678)                                     (67,678)
      General Partner (1%)                                                                            (85,656)           87,919  (2)
      Limited Partners (99%)                                                                            5,000           219,096  (2)
      Deficit/Retained Earnings          (15,865,337)     (238,040)       171,432 (1) (15,931,945)   (336,312)
                                           ----------     ---------   -----------       ---------    ---------      -----------
      Net capital deficiency/Total Equity   (612,011)      (43,486)     1,936,346       1,280,849    (416,967)          307,015
                                           ==========     =========   ===========       =========    =========     ============
        Total liabilities and net capital
        deficiency                           172,034         1,014      2,000,000       3,173,048     703,848         2,000,000
                                           ==========     =========   ===========       =========    =========     ============


[RESTUBBED TABLE]

                                                                       Medical Device
                                                                       Divestiture
                                                                       ---------------
                                                                                                    Pro Forma
ASSETS                                                 Pro Froma        Pro Forma                    Combined
                                                       Combined         Adjustments                (as adjusted)
                                                    -------------    ------------------         --------------------
Current assets :
      Cash                                              347,577         135,000  (3)                  482,577
      Trade accounts receivable, net                    184,420                                       184,420
      Inventory                                         166,571        (152,233) (3)                   14,338
      Trade notes and other receivables                  32,381                                        32,381
      Prepaid expenses                                  161,962           7,500  (5)                  169,462
                                                    -----------      ----------                  ------------
Total current assets                                    892,910          (9,733)                      883,177
                                                    -----------      ----------                  ------------

Rental and other equipment, net                         822,439        (613,466) (3)                  208,973
Patents & Organization Cost, net                        153,122                                       153,122
Deposits                                                  8,425                                         8,425
Acquired Developed Technology                         4,000,000                                     4,000,000
Investment in ADM Tronics                                     -         606,667  (3)                  606,667
                                                    ===========      ==========                  ============
Total Assets                                          5,876,896         (16,532)                    5,860,364
                                                    ===========      ==========                  ============

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
      Note Payable                                      816,461        (672,750) (3)                  143,711
      Accounts payable                                  553,350         (48,169) (3)                  505,181
      Accrued expenses                                  377,182         (21,581) (3), (5)             355,601
      Accrued commissions                                14,262                                        14,262
      Accrued payroll                                    24,128                                        24,128
      Customer deposits                                       -                                             -
      Deferred Revenue                                   75,000                                        75,000
      Notes payable to related parties                  129,580                                       129,580
                                                              -                                             -
                                                    -----------      ----------                  ------------
Total current liabilities                             1,989,964        (742,500)                    1,247,464
                                                    -----------      ----------                  ------------

Long term Note Payable                                1,023,051                                     1,023,051
Minority Interest in Limited Partnership              1,692,985                                     1,692,985
                                                    ===========      ==========                  ============
Total Liabilities                                     4,706,000        (742,500)                    3,963,500
                                                    ===========      ==========                  ============

Commitments and contingencies

Net capital deficiency/Equity:
      Convertible Preferred Stock                        2,430                                          2,430
      Common Stock                                     103,046            3,226  (3)                  106,272
      Additional paid-in capital                    17,174,996           96,774  (3)               17,271,770
      Deferred Compensation                            (67,678)                                       (67,678)
      General Partner (1%)                               2,263                                          2,263
      Limited Partners (99%)                           224,096                                        224,096
      Deficit/Retained Earnings                    (16,268,257)         625,968  (3)              (15,642,289)
                                                   -----------       ----------                  ------------
      Net capital deficiency/Total Equity            1,170,896          725,968                     1,896,864
                                                   ===========       ==========                  ============
        Total liabilities and net capital
        deficiency                                   5,876,896          (16,532)                    5,860,364
                                                   ===========       ==========                  ============

(1) To reflect the elimination of HTD equity accounts, issuance of EPI shares and allocation of the purchase price in excess of net tangible assets acquired, see Note 2 to the Pro Forma Condensed Combined Financial Statements.
(2) To reflect the elimination of the GBLP equity accounts, issuance of EPI shares and allocation of the purchase price in excess of net tangilble assets acquired, see Note 2 to the Pro Forma Condensed Combined Financial Statements.
(3) To reflect the sale of the Medical Device Business for $150,000 cash (net of $15,000 registration fee) and ADM stock (2,925,000 shares) pursuant to the Asset Purchase Agreement.
(4) To record additional liability uncurred to Arup Sen as if the change in control occurred on June 30, 1998.
(5) To record purchase of a one-year product liability policy for discontinued products coverage.

                                                                       Exhibit 3(g)-1
Pro Forma EPI after Asset Sale                         Pro Forma Condesned Combined Balance Sheet
                                                                       December 31, 1997

(Unaudited)                                                                                      Merger
                                                                                           -------------------
                                                                    Historical                                            Historical
                                                              ----------------------                                      ----------
ASSETS                                                                                  Pro Forma        Pro Forma
------                                                         EPi           HTD       Adjustments        Combined          GBLP
                                                             --------    -----------   -----------      ------------      ---------
Current assets :
       Cash                                                   111,496            809                         112,305        454,992
       Trade accounts receivable                              169,404                                        169,404         43,090
       Inventory                                              152,233                                        152,233          5,000
       Trade notes and other receivables                       32,748                                         32,748
       Prepaid expenses                                       157,065                                        157,065          3,125
                                                          -----------    -----------    -----------      -----------    -----------
Total current assets                                          622,946            809                         623,755        506,207
                                                          -----------    -----------    -----------      -----------    -----------

Rental and other equipment, net                               713,466          1,159                         714,625        195,818
Patents & Organization Cost, net                               89,129                                         89,129         75,437
Deposits                                                       18,001                                         18,001          3,350
Acquired Developed Technology                                                             2,000,000 (1)    2,000,000
Investment in ADM Tronics                                                                                       --
                                                          -----------    -----------    -----------      -----------    -----------
Total Assets                                                1,443,542          1,968      2,000,000        3,445,510        780,812
                                                          ===========    ===========    ===========      ===========    ===========

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
       Note Payable                                           804,179                                        804,179         97,185
       Accounts payable                                       380,313         44,500                         424,813         26,818
       Accrued expenses                                       187,933                                        187,933         15,408
       Accrued commissions                                     46,181                                         46,181          3,748
       Accrued payroll                                         18,385                                         18,385
       Customer deposits                                        7,561                                          7,561
       Deferred Revenue                                          --                                             --
       Notes payable to related parties                        73,926                                         73,926
                                                          -----------    -----------    -----------      -----------    -----------
Total current liabilities                                   1,518,478         44,500           --          1,562,978        143,159
                                                          -----------    -----------    -----------      -----------    -----------

Long term Note Payable                                                                                           --         944,668
Minority Interest in Limited Partnership
                                                          -----------    -----------    -----------      -----------    -----------
Total Liabilities                                           1,518,478         44,500           --          1,562,978      1,087,827
                                                          ===========    ===========    ===========      ===========    ===========

Commitments and contingencies

Net capital deficiency/Equity:
       Convertible Preferred Stock                              2,430                                          2,430
       Common Stock                                            40,711             32         61,689 (1)      102,432
       Additional paid-in capital                          15,254,912        192,522      1,703,225 (1)   17,150,659
       Deferred Compensation                                  (67,678)                                       (67,678)
       General Partner (1%)                                                                                                 (87,919)
       Limited Partners (99%)                                                                                              (219,096)
       Deficit/Retained Earnings                          (15,305,311)      (235,086)       235,086 (1)  (15,305,311)
                                                          -----------    -----------    -----------      -----------    -----------
       Net capital deficiency/Total Equity                    (74,936)       (42,532)     2,000,000        1,882,532       (307,015)
                                                          -----------    -----------    -----------      -----------    -----------
         Total liabilities and net capital deficiency       1,443,542          1,968      2,000,000        3,445,510        780,812
                                                          ===========    ===========    ===========      ===========    ===========


[RESTUBBED TABLE]

                                                                                                             Medical Device
                                                                     Merger                                    Divestiture
                                                                  -------------                          -----------------------
                                                                                                                         Pro Forma
                                                                   Pro Forma          Pro Froma        Pro Forma          Combined
                                                                   Adjustments        Combined        Adjustments      (as adjusted)
                                                                ----------------     -----------    --------------     -------------
Current assets :
       Cash                                                                              567,297         135,000 (3)        702,297
       Trade accounts receivable                                                         212,494                            212,494
       Inventory                                                                         157,233        (152,233) (3)         5,000
       Trade notes and other receivables                                                  32,748                             32,748
       Prepaid expenses                                                                  160,190                            160,190
                                                                   -----------       -----------     -----------        -----------
Total current assets                                                      --           1,129,962         (17,233)         1,112,729
                                                                   -----------       -----------     -----------        -----------

Rental and other equipment, net                                                          910,443        (613,466) (3)       296,977
Patents & Organization Cost, net                                                         164,566                            164,566
Deposits                                                                                  21,351                             21,351
Acquired Developed Technology                                        2,000,000 (2)     4,000,000                          4,000,000
Investment in ADM Tronics                                                                   --           606,667 (3)        606,667
                                                                   -----------       -----------     -----------        -----------
Total Assets                                                         2,000,000         6,226,322         (24,032)         6,202,290
                                                                   ===========       ===========     ===========        ===========

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
       Note Payable                                                                      901,364        (672,750) (3)       228,614
       Accounts payable                                                                  451,631         (48,169) (3)       403,462
       Accrued expenses                                                                  203,341         (29,081) (3)       174,260
       Accrued commissions                                                                49,929                             49,929
       Accrued payroll                                                                    18,385                             18,385
       Customer deposits                                                                   7,561                              7,561
       Deferred Revenue                                                                     --                                 --
       Notes payable to related parties                                                   73,926                             73,926
                                                                   -----------       -----------     -----------        -----------
Total current liabilities                                                 --           1,706,137        (750,000)           956,137
                                                                   -----------       -----------     -----------        -----------
Long term Note Payable                                                                   944,668                            944,668
Minority Interest in Limited Partnership                             1,692,985 (2)
                                                                   -----------       -----------     -----------        -----------
Total Liabilities                                                    1,692,985         2,650,805        (750,000)         1,900,805
                                                                   ===========       ===========     ===========        ===========

Commitments and contingencies

Net capital deficiency/Equity:
       Convertible Preferred Stock                                                         2,430                              2,430
       Common Stock                                                                      102,432           3,226 (3)        105,658
       Additional paid-in capital                                                     17,150,659          96,774 (3)     17,247,433
       Deferred Compensation                                                             (67,678)                           (67,678)
       General Partner (1%)                                             87,919 (2)          --                                 --
       Limited Partners (99%)                                          219,096 (2)          --                                 --
       Deficit/Retained Earnings                                                     (15,305,311)        625,968 (3)    (14,679,343)
                                                                   -----------       -----------     -----------        -----------
       Net capital deficiency/Total Equity                             307,015         1,882,532         725,968          2,608,500
                                                                   -----------       -----------     -----------        -----------
         Total liabilities and net capital deficiency                2,000,000         4,533,337         (24,032)         4,509,305
                                                                   ===========       ===========     ===========        ===========

(1) To reflect the elimination of HTD equity accounts, issuance of EPI shares and allocation of the purchase price in excess of net tangible assets acquired, see Note 2.
(2) To reflect the elimination of the GBLP equity accounts, issuance of EPI shares and allocation of the purchase price in excess of net tangilble assets acquired, see Note 2.
(3) To reflect the sale of the Medical Device Business for $150,000 cash (net of $15,000 registration fee) and ADM stock (2,925,000 shares) pursuant to the Asset Purchase Agreement.

Electropharmacology, Inc.                                                   Exhibit 3(g)-1
Statements of Operations                                  Pro Forma Condesned Combined Statement of Operations
                                                                       Year Ended December 31, 1997
(Unaudited)                                                                 (Unaudited)

                                                                                                 Merger
                                                                                           -------------------
                                                                    Historical                                            Historical
                                                              ----------------------                                      ----------
ASSETS                                                                                  Pro Forma        Pro Forma
------                                                         EPi           HTD       Adjustments        Combined          GBLP
                                                             --------    -----------   -----------      ------------      ---------

Revenue:
  Rentals                                                      1,700,486          --                        1,700,486          --
  Sales                                                          700,763          --                          700,763       118,018
                                                              ----------    ----------    ----------       ----------    ----------
Total revenue                                                  2,401,249          --            --          2,401,249       118,018

Operating expenses:
  Cost of revenue                                                611,702          --                          611,702        92,619
  Selling, general and administrative                          3,177,031        89,972       133,333 (3)    3,400,336       193,169
  Research and development                                       214,686        28,070       200,000 (1)      442,756          --
                                                              ----------    ----------    ----------       ----------    ----------
Total operating expenses                                       4,003,419       118,042       333,333        4,454,794       285,788
                                                              ----------    ----------    ----------       ----------    ----------
Loss from operations                                          (1,602,170)     (118,042)     (333,333)      (2,053,545)     (167,770)

Other income  (expense)
  Interest expense                                               (25,135)       (2,198)                       (27,333)      (71,622)
  Interest and other income                                        9,894           124                         10,018        13,033
  Loss on disposal of equipment                                  (30,506)                                     (30,506)
                                                              ----------    ----------    ----------       ----------    ----------
Total other income  (expense)                                    (45,747)       (2,074)         --            (47,821)      (58,589)
                                                              ----------    ----------    ----------       ----------    ----------
Net loss                                                      (1,647,917)     (120,116)     (333,333)      (2,101,366)     (226,359)
                                                              ==========    ==========    ==========       ==========    ==========

Net loss per share - basic and diluted                             (0.45)          (37)                         (0.21)   [ILLEGIBLE]
                                                              ==========    ==========                     ==========    ==========

Weighted average number of common shares outstanding -
   basic and diluted                                           3,697,611         3,247     6,172,095        9,869,706          --
                                                              ==========    ==========                     ==========    ==========


[RESTUBBED TABLE]

                                                                                                             Medical Device
                                                                     Merger                                    Divestiture
                                                                  -------------                          -----------------------
                                                                                                                         Pro Forma
                                                                   Pro Forma          Pro Froma        Pro Forma          Combined
                                                                   Adjustments        Combined        Adjustments      (as adjusted)
                                                                ----------------     -----------    --------------     -------------

Rentals                                                                                1,700,486      (1,700,486) (4)          --
  Sales                                                                                  818,781        (700,763) (4)       118,018
                                                                  -----------        -----------     -----------        -----------
Total revenue                                                            --            2,519,267      (2,401,249)           118,018

Operating expenses:
  Cost of revenue                                                                        704,321        (611,702) (4)        92,619
  Selling, general and administrative                                 133,333 (3)      3,726,838      (2,000,000) (4)     1,726,838
  Research and development                                            250,000 (2)        692,756                            692,756
                                                                  -----------        -----------     -----------        -----------
Total operating expenses                                              383,333          5,123,915      (2,611,702)         2,512,213
                                                                  -----------        -----------     -----------        -----------
Loss from operations                                                 (383,333)        (2,604,648)        210,453         (2,394,195)

Other income  (expense)
  Interest expense                                                                       (98,955)         25,135 (4)        (73,820)
  Interest and other income                                                               23,051                             23,051
  Loss on disposal of equipment                                                          (30,506)                           (30,506)
                                                                  -----------        -----------     -----------        -----------
Total other income  (expense)                                            --             (106,410)         25,135            (81,275)
                                                                  -----------        -----------     -----------        -----------
Net loss                                                             (383,333)        (2,711,058)        235,588         (2,475,470)
                                                                  ===========        ===========     ===========        ===========

Net loss per share - basic and diluted                                                     (0.27)                             (0.24)
                                                                                     ===========                        ===========

Weighted average number of common shares outstanding -
   basic and diluted                                                                   9,869,706         322,581         10,192,287
                                                                                     ===========                        ===========


(1)  To record charge of $200,000 for acquired research and development from HTD
(2) To record charge of $250,000 for acquired research and development from GBLP
(3) To record amortization of intangible assets acquired. An amortization period of 15 years is asumed. See Note 2.
(4) To reflect the sale of the Medical Device Division as if it had occurred on January 1, 1997

                                  SCHEDULE 3(h)

                              Liabilities Incurred

                              --------------------

See Schedule 3(g)-1 for a listing of those liabilities incurred in connection with the Reorganization Transactions.

                                SCHEDULE 3(i)(ii)

  Possible Limitations On or Claims Against EPi's Intellectual Property Rights

  ----------------------------------------------------------------------------

1. Royalties payable to Aronex Pharmaceutical in order to maintain exclusive rights under the Aronex License Agreement with Gemini with respect to Phosphazole class of compounds.

2. Royalities payable and development obligation with respect to the MMP Pump protein marker for malignant cancers pursuant to the Vanderbilt University license agreement with HTD.

3. Rights granted to ADM Tronics Unlimited, Inc. To manufacture and sell worlwide the SofPulse product pursuant to the Asset Purchase Agreement with EPi.

                                  SCHEDULE 3(j)

                                Legal Proceedings


1. Diapulse Corporation of America, Inc. ("Diapulse") v. Magnetic Resonance Therapeutics, Inc. et al., filed in August 1994 in the Supreme Court of the State of New York, Nassau County

2. Citizen's petition filed in February 1993 by Diapulse with the U.S. Food and Drug Administration

3. O'Connell v. Kinetech Medical, Inc. and Electropharmacology, Inc. filed in August 1997 in the County Court in Dallas, Texas

4. Baxter v. Electropharmacology, Inc. filed in July 1998 in the Circuit Court of Broward County, Florida

                                  SCHEDULE 3(l)

                               Brokers or Finders
                               ------------------

None.